Exhibit 10.1

ACM Management Inc.

#220-333 Terminal Ave.

Vancouver, BC

Canada, V6A 4C1

March 11, 2018

PERSONAL & CONFIDENTIAL

Naked Brand Group Inc.

180 Madison Avenue, Suite 1505

New York, New York,

United States, 10016

Attention:	Sid Banon

Re:	Engagement Letter

The purpose of this letter (the “Agreement”) is to confirm and outline the basis on which ACM Management Inc. (“ACM”) will provide financial reporting and accounting services to Naked Brand Group Inc. (the “Client”). The terms and conditions of this Agreement apply to all work performed for the Client by ACM except where otherwise agreed in writing.

1.	Scope of Services

1.1.	ACM will provide the services set out in Schedule A attached hereto (collectively, the “Services”). ACM will use all reasonable commercial efforts to provide the Services in an efficient and timely manner using reasonable care, skill and expertise.

2.	Responsibilities of the Client

2.1.	The Client will cooperate with ACM in the performance by ACM of the Services, including, without limitation, providing ACM with timely access to data, information and personnel of the Client, as applicable.

2.2.	The Client will provide ACM with all data, documents and information considered necessary by ACM for performance of the Services, respond to all questions, and otherwise provide such assistance as reasonably requested in performance of the Services. To ensure cooperation, each party will appoint a person as its primary representative for all matters related to the provision of the Services. Each party may rely on the authority of the other party's representative.

2.3.	The Client will be responsible for the timeliness, accuracy and completeness of all data, documents and information including all financial data and information provided to ACM by or on behalf of the Client to be used in connection with the provision of the Services and for the implementation of any advice provided as part of the Services.

2.4.	ACM may use and rely on the accuracy and completeness of all data, documents and information furnished by the Client or others without verification and will be entitled to request that the Client provide a representation letter as to the accuracy and completeness of all data, documents and information furnished by the Client.

2.5.	In particular, the Client must be aware that the scope of ACM’s engagement does not involve bringing to light errors that are the result of incorrect, misleading or incomplete data, documents or information.

2.6.	Additionally, ACM’s performance will be dependent upon the timely fulfilment of the Client’s responsibilities in accordance with the Agreement and timely decisions and approvals of the Client in connection with the Services. ACM will be entitled to rely on all decisions and approvals of the Client.

2.7.	For the duration of Julie Daley’s (the “Indemnitee”) service as an officer of the Client, and thereafter for so long as the Indemnitee shall be subject to any pending claim, the Client shall purchase and maintain in effect policies of directors’ and officers’ liability insurance providing coverage for the Indemnitee. In all policies of directors’ and officers’ liability insurance maintained by the Client, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are provided to the most favorably insured of the Company’s directors or officers by such policy. Upon request, the Client will provide to the Indemnitee copies of all directors’ and officers’ liability insurance applications, binders, policies, declarations, endorsements and other related materials.

3.	Responsibilities of ACM

3.1.	ACM will not be responsible for dealing with any matters other than those which specifically form part of this Agreement.

3.2.	In formulating any advice as part of the Services, ACM may discuss ideas with the Client verbally or provide the Client with drafts of such advice, which advice is only binding for ACM if final drafts of this type or verbal advice are definitively confirmed to the Client in writing. As a consequence ACM may not be held liable if the Client or another party decides to rely upon or act on the basis of a non-definitive draft or verbal advice.

3.3.	ACM is not required to, and will not, verify the accuracy or completeness of the data, documents or information that the Client will provide to ACM for the provision of the Services. Accordingly, ACM will not express an opinion or a conclusion or provide any assurance on the financial statements.

3.4.	This Agreement cannot be relied upon to disclose errors, fraud, or other illegal acts that may exist. However, ACM will inform you of any material errors that come to its attention and any fraud or other illegal acts that come to its attention, unless they are clearly inconsequential. In addition, ACM has no responsibility to identify and communicate significant deficiencies or material weaknesses in internal controls as part of the provision of the Services, and ACM’s engagement cannot be relied upon to disclose the same.

3.5.	ACM will not have any right or authority, express or implied, to commit or otherwise obligate the Client in any manner whatsoever, except to the extent specifically authorized by the Client and this Agreement. ACM is not authorized to make any representation, contract or commitment on behalf of the Client unless, prior to such time, ACM is specifically authorized in writing to do so by the Client.

4.	Payment of Fee and Invoices

4.1.	As consideration for the provision of the Services described in this Agreement, excluding the Temporary Services (as defined in Schedule A attached hereto), the Client agrees to pay ACM on a monthly retainer basis of CDN $10,000 a month. As consideration for the provision of the Temporary Services, the Client agrees to pay ACM CDN $5,000 per month.

4.2.	ACM will invoice the Client during the first week of each calendar month for the fees owing for the Services and the Temporary Services provided during the immediately preceding calendar month, plus all applicable taxes. The Client will be responsible for all taxes imposed on or in connection with the provision of the Services and the Temporary Services. The invoice will identify the applicable personnel, their hourly rate and hours of service. Each invoice will be payable within thirty (30) days of the invoice date. Failure by the Client to pay an invoice within thirty (30) days of the invoice date may result in a late payment charge equal to the lesser of 1% per month or the maximum rate permitted by law.

4.3.	Without limiting its other rights or remedies, ACM will have the right to suspend or terminate the Agreement entirely or in part if payment is not received on the due date of an invoice.

4.4.	ACM may incur expenses on behalf of the Client in connection with providing the Services and the Temporary Services. Whenever possible and appropriate, ACM will forward such expenses to the Client, together with a brief explanation for their incurrence, for prompt payment directly to the originator of such expense. Otherwise, the Client will reimburse ACM for all such incurred expenses, promptly upon receipt of the expense for reimbursement together with a brief explanation for their incurrence.

5.	Engagement Term

5.1.	The term of this Agreement for the provision of the Services commences effective March 26, 2018 and, subject to any earlier termination or cancellation as described below, continues until February 28, 2019 (the “Term”). ACM will provide the Temporary Services effective March 26, 2018.

5.2.	The Client or ACM may terminate this Agreement immediately for failure of the other party to meet its obligations hereunder. Without restricting the generality of the foregoing, the failure of the Client to make any payment to ACM when due will be grounds for immediate termination by ACM.

5.3.	Should the Client terminate this Agreement without cause before the Services and the Temporary Services have been fully provided, the Client will compensate ACM in accordance with the terms of the Agreement for the Services and the Temporary Services provided and expenses incurred through the effective date of termination.

5.4.	Upon termination of this Agreement, ACM will deliver the following in accordance with the directions of the Client:

(a)	a final accounting, reflecting the balance of fees and expenses incurred on behalf of the Client as of the date of termination; and

(b)	all documents pertaining to the Client or this Agreement.

6.	Confidentiality

6.1.	ACM acknowledges that the provision of the Services may provide ACM access to proprietary, trade secret and confidential information of the Client. This information may include not only financial information, but also sales and marketing data, product formulae, business plans and strategies, customer names and contacts, employee information, and other information of the Client not disclosed to the public in the normal course of business. ACM will not disclose this information to any person or party, or use it for any other purpose, during the Term and after the expiration or termination of this Agreement, except only with the consent of the Client, or as may be required by law.

7.	Non-Solicitation

7.1.	During the Term, and for a period of three (3) years immediately following the termination or expiration of this Agreement, the Client agrees not to solicit or induce any customer, prospective customer, personnel, employee or independent contractor involved with ACM to terminate or breach any employment, contractual or other relationship with ACM, or to otherwise discontinue or alter such third party’s relationship with the ACM.

7.2.	During the Term, and for a period of three (3) years immediately following the termination or expiration of this Agreement, the Client agrees not to, on the Client’s own behalf or on behalf of or in connection with any third party, directly or indirectly, in any capacity whatsoever, engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including without limitation the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of ACM or any of its affiliates, officers, directors, employees, consultants or advisors.

8.	Electronic Communication

8.1.	Except as instructed in writing, each party may assume that the other party approves of the use of facsimile, electronic mail, voicemail and other electronic communication (each, an “Electronic Communication”) of both sensitive and non-sensitive data, documents, information and other communications concerning the provision of Services and other matters under this Agreement, as well as other means of communication used or accepted by the other party.

8.2.	It is recognized that the use of Electronic Communication carries with it the possibility of inadvertent misdirection, interception or non-delivery of confidential material. If the Client does not consent to the use of Electronic Communication in the course of providing the Services, the Client should immediately notify ACM in writing.

8.3.	ACM does not accept responsibility and will not be liable for any damage or loss caused in connection with the interception, unintentional disclosure, use or corruption of any data, document, information or Electronic Communication or if such data, document, information or Electronic Communication contains a virus. ACM will not be liable for any damage or loss arising as a result of any unauthorized copying, recording, reading, use or interference with any data, document, information or Electronic Communication, for any delay or non-delivery of any data, document, information or Electronic Communication and for any damage caused to the Client’s system or any files by any data, document, information or Electronic Communication.

8.4.	The Client is responsible for maintaining and archiving all original documents that the Client must maintain or archive in order to meet all relevant legal, statutory, regulatory or professional rules. If ACM is to maintain original documents at the express request of the Client, ACM will not be liable for it.

9.	Copyright and Copies

9.1.	Unless agreed to the contrary in writing, the copyright in all work prepared by ACM for the Client will be owned by ACM who hereby grants the Client a non-exclusive right to use the work prepared for the Client by ACM.

9.2.	All information and data held by ACM belongs to it and it has the right to retain ownership and keep copies of information and data.

9.3.	It is ACM’s policy to retain engagement documentation for a period of one year, after which time ACM will commence the process of destroying the contents of its engagement files. To the extent ACM accumulates any of the Client’s original records during the Term, those documents will be returned to the Client promptly upon completion of the provision of the Services, and the Client will provide ACM with a receipt for the return of such records. The balance of ACM’s engagement file, which ACM will provide to the Client at the conclusion of the Term, is ACM’s property, and ACM will provide copies of such documents at its discretion and if compensated for any time and costs associated with the effort.

9.4.	In the event ACM is required to respond to a subpoena, court order or other legal process for the production of documents and/or testimony relative to information ACM obtained and/or prepared during the course of the Term, the Client agrees to compensate ACM in advance at its hourly rates, as set forth above, for the time ACM expends in connection with such response, and to reimburse ACM for all of its out-of-pocket costs incurred in that regard.

10.	Indemnification

10.1.	The Client hereby agrees to indemnify ACM in accordance with Schedule B, which Schedule forms part of this Agreement and the consideration of which is the entering into of this Agreement. Such indemnity (the “Indemnity”) will be executed and delivered to ACM on the execution of this Agreement and will be in addition to, and not in substitution for, any liability which the Client or any other person may have to ACM or other persons indemnified pursuant to the Indemnity apart from such Indemnity. The Indemnity will apply to all Services and the Temporary Services contemplated herein.

10.2.	In addition, the Client will indemnify and hold ACM harmless, without restriction or limitation, for any loss, costs, damages, penalties or liability whether direct, indirect, consequential or otherwise, arising out of or connected with any failure or refusal of, or delay by, the Client in the acceptance or implementation of any recommendations or requirements by ACM in regard to any matter associated with the Services and the Temporary Services.

10.3.	The provisions set forth in this Section 10 will survive the completion of the provision of the Services, the Temporary Services or termination of this Agreement.

11.	Warranties and Exclusion of Liability

11.1.	ACM will perform the Services and the Temporary Services under this Agreement, honestly, in good faith, in compliance with all applicable laws and professional standards, and using personnel having a level of professional skill and competence commensurate with the Services and the Temporary Services to be provided to the Client. ACM provides no other warranties in regard to its provision of the Services, nor will ACM be liable to the Client, in any other manner or to any extent, for any loss, costs or damages incurred by the Client arising out of or otherwise connected with its provision of the Services.

11.2.	Because of the importance of relevant, accurate and complete data, documents and information being furnished to ACM by the Client (whether requested or not), and because ACM has to be reliant on such data, documents and information for the purposes of discharging its obligations under this Agreement, ACM will not be liable for any direct or indirect loss, damage, cost or expense whatsoever and howsoever caused, incurred, sustained or arising from a failure to disclose such data, documents and information to ACM or from incorrect and/or incomplete data, documents or information being furnished to ACM or from misrepresentations (whether such failure, furnishing and/or misrepresentation is innocent, negligent, reckless or willful).

12.	Entire Agreement

12.1.	This Agreement and the schedules hereto record ACM’s and the Client’s entire understanding and agreement relating to the matters dealt with herein and therein. This Agreement supersedes all previous understandings or agreements (whether written, oral or both) between ACM and the Client relating to such matters. There are no representations, warranties, collateral agreements, or conditions except as herein specified.

13.	Assignment

13.1.	Neither party may assign or otherwise transfer the Agreement without prior express written consent of the other. Neither party will directly or indirectly agree to assign nor transfer to a third party any claim against the other party arising out of the Agreement.

14.	Force Majeure

14.1.	Neither party will be liable for any delays or non-performance resulting from circumstances or causes beyond the party’s reasonable control, including, without limitations, acts or omissions of the failure to cooperate by the other party (including, without limitation, entities or individuals under its control, or any of their respective officers, directors, employees, other personnel and representatives), fire or other casualty, internet interruptions, electricity interruptions, viruses that are not filtered by reasonable antivirus software, act of God, epidemic (including for the avoidance of doubt, pandemic influenza attack), strike or labour dispute, war or other act of violence, or any law, order, or requirement of any governmental agency or authority.

15.	Governing Law

15.1.	This Agreement will be governed by and construed in accordance with the law of British Columbia.

16.	Counterparts and Electronic Delivery

16.1.	This Agreement may be executed in counterpart and such counterparts together shall constitute a single instrument. Delivery of an executed counterpart of this Agreement by electronic means, including by facsimile transmission or by electronic delivery in portable document format (“.pdf”), shall be equally effective as delivery of a manually executed counterpart hereof. The Parties acknowledge and agree that in any legal proceedings between them respecting or in any way relating to this Agreement, each waives the right to raise any defense based on the execution hereof in counterparts or the delivery of such executed counterparts by electronic means.

17.	Notices

17.1.	Any notice required or permitted to be given to any of the parties to this Agreement will be in writing and may be given by prepaid registered post, electronic facsimile transmission or other means of electronic communication capable of producing a printed copy to the address of such party first above stated or such other address as any party may specify by notice in writing to the other parties.

18.	Severability

18.1.	If any covenant or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other provision will be severed from and will not affect any other covenant or other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal, or unenforceable covenant or provision had never been contained in this Agreement. All other covenants and provisions of this Agreement will, nevertheless, remain in full force and effect and no covenant or provision will be deemed dependent upon any other covenant or provision unless so expressed herein.

19.	Independent Contractor

19.1.	ACM will serve as an independent contractor to, and not as an agent or employee of, the Client or any of its affiliates and will have no authority to bind or commit the Client in any way unless authorized by the Client. Nothing in this Agreement will constitute or create any partnership, joint venture, master-servant, employer-employee, principal-agent or any other relationship apart from that expressly stated in this Agreement.

20.	Further Assurances

20.1.	Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

21.	Time

21.1.	Time shall be of the essence of this Agreement.

Signature page to follow.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the date first written above.

ACM MANAGEMENT INC.

Per:	/s/ Alexander McAulay
Authorized Signatory

NAKED BRAND GROUP INC.

Per:	/s/ Kai-Hsiang Lin
Authorized Signatory

SCHEDULE A

SERVICES

Regulatory Disclosures and Filings

▪	Preparation of quarterly financial statements and Management Discussion & Analysis
▪	Preparation of 20-F filings
▪	Preparation of Material Change Reports/8-Ks and review/advise on content of News Releases
▪	Preparation of Annual Information Forms
▪	Preparation, working with corporate counsel, of registration statements or prospectus filings

Financial Statements and records

▪	Account reconciliations
▪	Preparation of quarterly and full year working papers
▪	Preparation of management prepared financial statements
▪	Preparation of special purpose financial statements such as proformas

Outside Auditors and Attorneys

▪	Coordinate annual audits with outside audit firm
▪	Create, archive and provide documentation and information required by the outside Auditors for quarterly and full year reviews and audits.
▪	Maintain corporate records such as minutes/resolutions and significant contracts/agreements

Provision of Temporary Chief Financial Officer

▪	Provision of Julie Daley to act as Chief Financial Officer and principal accounting officer until completion of the merger with Bendon Limited (the “Temporary Services”), or such other time as may be agreed to by the Client and ACM. Temporary Services shall include, but not be limited to, certifying and signing the Client’s periodic reports filed with the Securities and Exchange Commission as the Client’s principal financial and principal accounting officer.

SCHEDULE B

INDEMNITY

In connection with the engagement (the “Engagement”) of ACM Management Inc (“ACM”) pursuant to an engagement agreement (the “Agreement”) between ACM and Naked Brand group Inc. (the “Client”) dated effective March 26, 2018, the Client agrees to indemnify and hold harmless ACM, from and against any and all losses, expenses, claims (including shareholder actions, derivative or otherwise), actions, damages and liabilities, joint or several, including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees and expenses of its counsel that may be incurred in advising with respect to and/or defending any action, suit, proceeding, investigation or claim that may be made or threatened against ACM or in enforcing this indemnity (collectively the “Claims”) to which ACM may become subject or otherwise involved in any capacity insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the Engagement. The Client also agrees that ACM shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Client or any person asserting claims on behalf of or in right of the Client for or in connection with the Engagement except to the extent any losses, expenses, claims, actions, damages or liabilities incurred by the Client are determined by a court of competent jurisdiction in a final judgment that has become non-appealable to have resulted from the negligence, fraud or wilful misconduct of ACM. The Client will not, without ACM’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, suit, proceeding, investigation or claim in respect of which indemnification may be sought hereunder (whether or not ACM is a party thereto) unless such settlement, compromise, consent or termination includes a release of ACM from any liabilities arising out of such action, suit, proceeding, investigation or claim.

Promptly after receiving notice of an action, suit, proceeding or claim against ACM or any other Indemnified Party or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Client, ACM will notify the Client in writing of the particulars thereof, provided that the omission so to notify the Client shall not relieve the Client of any liability which the Client may have to ACM except and only to the extent that any such delay in or failure to give notice as herein required prejudices the defence of such action, suit, proceeding, claim or investigation or results in any material increase in the liability which the Client has under this indemnity.

The foregoing indemnity shall not apply to the event that a court of competent jurisdiction or a final judgment that has become non-appealable shall determine that such losses, expenses, claim, actions, damages or liabilities to which ACM may be subject were primarily caused by the negligence, fraud or wilful misconduct of ACM.

ACM may retain counsel to separately represent it in the defence of a Claim, which shall be at the Client’s expense if (i) the Client does not promptly assume the defence of the Claim, (ii) the Client agrees to separate representation or (iii) ACM is advised by counsel that there is an actual or potential conflict in the Client’s and ACM’s respective interests or additional defences are available to ACM, which makes representation by the same counsel inappropriate.

The obligations of the Client hereunder are in addition to any liabilities which the Client may otherwise have to ACM.

ACM MANAGEMENT INC.

Per:	/s/ Alexander McAulay
Authorized Signatory

NAKED BRAND GROUP INC.

Per:	/s/ Kai-Hsiang Lin
Authorized Signatory